Exhibit 11.1
                              SYMBOLLON CORPORATION

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                  The Three-Months              The Six-Months
                                   Ended June 30,               Ended June 30,
                                  ----------------              --------------
                                  1998        1997              1998      1997
                                  ----        ----              ----      ----


Net Loss on Per Share Basis..$(325,937)   $(151,978)       $(706,775) $(365,029)
                             ==========   =========        ========== ==========

Basic loss per share:
 Weighted average common shares
 outstanding.................3,198,691    2,783,253        3,198,691  2,585,203




Shares subject to restriction.(700,000)    (700,000)        (700,000)  (700,000)
                             ----------   ----------       ---------- ----------
                             2,498,691    2,083,253        2,498,691  1,885,203
                             ==========   ==========       ========== ==========


Net Loss per common share(1):$   (0.13)   $   (0.07)       $   (0.28) $   (0.19)
                             ==========   ==========       ========== ==========


(1) There is no difference between basic and diluted loss per share.